FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES 2012 SECOND QUARTER FINANCIAL RESULTS

Q2 2012 OVERVIEW

•	Revenue rose 17.1% to $13.2 million from $11.3 million in Q2 2011
•	Gross profit improved to $4.5 million (33.9%) from $3.8 million (33.4%) in Q2 2011
•	Operating income rose to $0.6 million from $0.2 million in Q2 2011
•	Pre-tax income increased to $0.3 million from a loss of $0.2 million in Q2 2011
•	Net income of $0.2 million, or $0.01 per diluted share, compared to a net loss of $0.2 million, or a loss of $0.01 per diluted share, in Q2 2011
•	EBITDA of $0.5 million compared to EBITDA of $0.1 million in Q2 2011

At June 30, 2012

•	Total cash and equivalents of $12.3 million, excluding $5.8 million of restricted cash
•	Working capital of $27.6 million
•	$0 long-term debt
•	Backlog of $51.3 million

Sykesville, MD – August 13, 2012 - GSE Systems, Inc. (“GSE” or “the Company”) (NYSE MKT: GVP), a global energy services solutions provider, today announced financial results for the second quarter ended June 30, 2012.

Jim Eberle, Chief Executive Officer of GSE, commented, “Our results for Q2 2012 reflect our continuing success at building revenue, expanding margin, and improving profitability.  Gross profit and operating income improved substantially both year-over-year and from Q1 2012.  Q2 2012 also marked GSE’s fourth consecutive quarter of profitable operations.  Although we are pleased with our results for the first six months of 2012, we remain focused on sourcing and developing new business opportunities, diversifiying our revenue, and delivering industry leading, solution-based products and services to address the looming shortage of qualified energy operations personnel.”

Q2 2012 RESULTS

Q2 2012 revenue was $13.2 million, up 17.1% from $11.3 million in Q2 2011.  The increase was driven mainly by a $1.2 million increase in nuclear simulation revenue in Q2 2012 as compared to Q2 2011.  GSE EnVision product revenue increased by $0.2 million in Q2 2012 from the prior year.

Gross profit in Q2 2012 rose to $4.5 million, or 33.9% of revenue, from $3.8 million, or 33.4% of revenue, in Q2 2011.  Revenue related to the full scope simulator and digital control system order from a Slovak utility, which has an overall lower gross profit percentage than GSE’s normal gross profit percentage, declined to $0.5 million, or 4.1% of total revenue in Q2 2012, from $1.1 million, or 10.1% of revenue, in Q2 2011.  Also contributing to improved Q2 2012 gross profit was the increase in higher margin GSE EnVision product revenue, referenced above.  As announced in May 2012, under a multi-year agreement, GSE EnVision is providing simulation and computer-based learning modules to assist a subsidiary of a global energy services company in core fundamental operations training for control room operators, instrumentation and maintenance technicians, and process engineers in multiple refinery and ethylene plants, as well as engineering centers.  The Company expects to record significant revenue from the remaining balance of this contract in Q3 of this year.

Operating income for Q2 2012 improved to $0.6 million from operating income of $0.2 million in Q2 2011.  The improvement primarily reflects higher revenue and gross profit percentage in Q2 2012, and lower intangible asset amortization expense.

Pre-tax income for Q2 2012 rose to $0.3 million from a loss of $0.2 million in Q2 2011.

Net income for Q2 2012 was $0.2 million, or $0.01 per basic and diluted share, compared to a net loss of $0.2 million, or $0.01 per basic and diluted share.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for Q2 2012 was $0.5 million compared to EBITDA of $0.1 million in Q2 2011.

Backlog at June 30, 2012 was $51.3 million, essentially unchanged from December 31, 2011 but lower than backlog of $56.5 million at March 31, 2012.  The decline from March 31, 2012 was the result of delays with respect to the final decision to award several large, anticipated orders.  At June 30, 2012, approximately $4.2 million of GSE’s backlog was related to the Slovakia project.

GSE’s cash position at June 30, 2012 was $12.3 million, excluding $5.8 million of restricted cash, as compared to cash and equivalents of $20.3 million, excluding $6.2 million of restricted cash and unrestricted Certificates of Deposit, at December 31, 2011.  At June 30, 2012, the Company had a $5.6 million outstanding invoice included in contracts receivable related to the previously announced work suspension on the Slovakia contract (see “Update on Slovakia Contract” discussion, below).  The Company believes that this $5.6 million receivable will be paid in full by the customer.   During the first six months of 2012 the Company has repurchased $0.3 million of GSE common stock (see “Share Repurchase” discussion, below), restricted $1.4 million as collateral for letters of credit issued as performance bonds, paid $0.8 million in contingent consideration payments related to acquisitions completed in 2010 and 2011, made the final scheduled equity infusion of $0.5 million to its Chinese joint venture, and spent $0.6 million on the implementation of a new, worldwide enterprise resource planning system.

UPDATE ON SLOVAKIA CONTRACT

In May 2012, Slovenské elektrárne, a.s. (“SE”), with which GSE is contracted to provide a full scope simulator for a two unit reactor plant in Slovakia, notified the Company of its decision to suspend work under the contract due to changes in the Slovakian regulation requiring SE to redesign certain aspects of the plant.  This decision to suspend the contract is not related to work being performed by GSE.  Since May 2012, at the request of SE,  the Company has provided a two-person engineering team, who are supporting the project during the project’s suspension, which is currently expected to continue until May 2013.  In addition, the Company has provided a proposal to SE covering the cost of (i) demobilization and mobilization of GSE’s project team and the monthly suspension costs and (ii) reduction of GSE’s project team and the costs related thereto during suspension period.   The Company and SE are currently discussing amendments to the existing contract addressing (i) additional scope of work for the Company, (ii) the timing of payment of outstanding receivables, (iii) costs related to suspension of the contract and its restart,  (iv) the Company’s continued support of the project during the suspension period and (v) withdrawal of outstanding  SE  claims.  At June 30, 2012, GSE had a $5.6 million outstanding invoice included in contracts receivable, $819,000 of recoverable costs and accrued profit not billed, and a $2.9 million performance bond in place to secure completion of the contract.

SHARE REPURCHASE

Under the provisions of the share repurchase program authorized by GSE’s Board of Directors in March 2011 for the first six months of 2012, GSE repurchased 162,387 shares of common stock for an aggregate purchase price of $0.3 million.

CONFERENCE CALL

Management will host a conference call this afternoon at 4:30 pm Eastern Time to discuss the results.  Interested parties may participate in the call by dialing:

•	(877) 407-9753 (Domestic) or
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/IC/CEPage.asp?ID=169135

ABOUT GSE SYSTEMS, INC.

GSE Systems, Inc. provides a wide range of simulation and training solutions to the global energy (nuclear and non-nuclear) industry, and is the world leader in nuclear simulation.  The Company has over four decades of experience, more than 1,000 installations, and hundreds of customers in over 50 countries spanning the globe.  Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide.  GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys, Georgia; Tarrytown, New York; Madison, New Jersey; Cary, North Carolina; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; Glasgow, Scotland; and Beijing, China.  Information about GSE Systems is available via the Internet at http://www.gses.com

FORWARD LOOKING STATEMENTS

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Jim Eberle	Devin Sullivan, Senior Vice President
Chief Executive Officer	(212) 836-9608
GSE Systems Inc.	dsullivan@equityny.com
(410) 970-7950
Thomas Mei, Account Executive
(212) 836-9614
tmei@equityny.com
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GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)		(unaudited)
	Three Months ended		Six Months ended
	June 30,		June 30,
	2012	2011	2012	2011

Contract revenue	$13,183	$11,257	$26,572	$23,579
Cost of revenue	8,713	7,500	18,183	16,347

Gross profit	4,470	3,757	8,389	7,232

Selling, general and administrative	3,694	3,198	7,180	6,618
Depreciation	138	103	275	228
Amortization of definited-lived intangible assets	78	208	156	425
Operating expenses	3,910	3,509	7,611	7,271

Operating income (loss)	560	248	778	(39)

Interest income, net	34	29	85	62
Gain (loss) on derivative instruments	(384)	(410)	16	178
Other income (expense), net	93	(26)	179	39

Income (loss) before income taxes	303	(159)	1,058	240

Provision (benefit) for income taxes	145	85	370	(529)

Net income (loss)	$158	$(244)	$688	$769

Basic income (loss) per common share	$0.01	$(0.01)	$0.04	$0.04
Diluted income (loss) per common share	$0.01	$(0.01)	$0.04	$0.04

Weighted average shares outstanding - Basic	18,391,988	19,213,931	18,398,790	19,213,886
Weighted average shares outstanding - Diluted	18,489,690	19,213,931	18,495,693	19,456,065

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data
(unaudited)
	June 30, 2012	December 31, 2011

Cash and cash equivalents	$12,266	$20,326
Restricted cash - current	3,951	3,505
Current assets	44,817	47,920
Long-term restricted cash	1,870	897
Total assets	57,901	58,815

Current liabilities	$17,175	$17,680
Long-term liabilities	1,041	2,352
Stockholders' equity	39,685	38,783

EBITDA Reconciliation

EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”).  Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended		Six Months ended
	June 30,		June 30,
	2012	2011	2012	2011

Net income (loss)	$158	$(244)	$688	$769
Interest income, net	(34)	(29)	(85)	(62)
Provision (benefit) for income taxes	145	85	370	(529)
Depreciation and amortization	216	311	431	653
EBITDA	$485	$123	$1,404	$831